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                                                                    EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Visual Edge Systems Inc.

    We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of Visual Edge Systems Inc. (a development stage company) of our report dated January 24, 1997 except as to note 9(b), which is as of April 3, 1997 included in the 1996 Annual Report on Form 10-KSB (as amended by Form 10-KSB/A filed April 7, 1997) of Visual Edge Systems Inc. Our report contains an explanatory paragraph that states that the Company has suffered recurring losses through 1996 and has contractual commitments under a license agreement which raise substantial doubt about its ability to continue as a going concern unless additional financing or equity is obtained. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

    We also consent to the references to our firm under the captions "Recent Events" and 'Experts" in the Prospectus, which is part of such Registration Statement on Form S-3; however, we are not in a position to agree or disagree with the Company's statements that (i) we were replaced by Arthur Andersen LLP and (ii) the Company's change of accountants was approved by the Company's Board of Directors on November 12, 1997.

                                          /S/ KPMG PEAT MARWICK LLP

Fort Lauderdale, Florida
November   , 1997